Exhibit 10.36

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made effective as of September 9, 2019 (the “Effective Date”), between Appliance Recycling Centers of America Inc. (the “Company”) and Eric Bolling (“Executive”). The Company and Executive are individually referred to herein as a “Party” and collectively referred to herein as the “Parties.”

WHEREAS, the Company is a publicly-traded company and is in the process of changing its name;

WHEREAS, Executive is a television personality, political and financial commentator, and author;

WHEREAS, the Company intends to develop products designed to fight the opioid epidemic, including but not limited non-addictive pain drugs (the “Opiod-Fighting Business”);

WHEREAS, the Company and Executive have signed a term sheet outlining the anticipated terms of employment (the “Term Sheet”);

WHEREAS, and the Company desires to employ Executive and Executive desires to accept such employment subject to the terms contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and representations contained herein, the Parties hereto agree as follows:

1.               Services. Effective upon September 9, 2019, the Company and/or a subsidiary thereof shall employ Executive as its President and Chairman on an at-will employment basis until terminated pursuant to the terms of this Agreement (the “Term”). During the Term, Executive shall (a) perform such duties and services as are reasonably identified by the Board of Directors of the Company (the “Board”) or the Company’s Chief Executive Officer (“CEO”) in good faith related to the Opiod-Fighting Business; (b) be reasonably involved with the business affairs of the Company, including exploring new products and services, communicating with investors and potential investors, making public appearances, and building brand awareness of the Company and its development of pharmaceutical products to help fight addiction to opioids; and (c) use his reasonable judgment, skill and energy to perform such duties and services to promote the brand, products, services and goodwill of the Company and Opiod-Fighting Business by participating in good causes and appearing in the media including internet, television, radio, and podcasts to keep the Company, its subsidiaries and their products and services related to the Opiod-Fighting Business in the public domain. The Company intends to change its name, which Executive shall have the right to approve, such approval not to be unreasonably withheld. Executive shall devote such reasonable business time, attention, skill, and energy to the Opiod-Fighting Business of the Company as reasonably necessary to fullfil the Services set forth in this Section 1. Executive shall be entitled to be engaged by Sinclair Broadcast Group or other networks or companies to perform television engagements and Executive shall manage his time effectively between both companies in a reasonable manner. The Parties shall meet on a regular basis to discuss Company projects and Executives services.

2.               Compensation. In exchange for the services to be provided during Executive’s employment with the Company, the Company shall provide the following to Executive:

(a)       A base salary at the rate of $550,000 per year (“Base Salary”), payable in accordance with the Company’s regular payroll practices. The Company will pay the Base Salary either to Executive directly or to a charitable foundation as directed by Executive if permitted by law.

(b)        Shares of the Company’s common stock equal to $1,000,000 valued as of the Effective Date of this Agreement or the date of signing of the Term Sheet, whichever date has a lower per share value. Fifty percent (50%) of the stock will vest immediately upon the Effective Date. The remaining fifty (50%) of the stock will vest in two equal tranches of twenty-five percent (25%) on the first and second yearly anniversaries of the Effective Date of this Agreement. Upon termination of employment by Executive or by the Company for Cause, all unvested stock shall be forfeited to the Company.

(c)        Participation in an incentive compensation pool upon creation by the Company for senior level officers.

(d)       All cash payments shall be subject to deduction of all applicable income and withholding taxes.

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3.               Benefits. Executive shall be entitled to participate in all employee benefit plans that the Company offers to senior level officers. Nothing contained herein shall prohibit the Company from amending or terminating any benefit program or plan in its sole discretion.

4.               Paid Time Off. Executive shall be entitled to paid time off in the amount of four (4) weeks per year.

5.               Expense Reimbursement. The Company will reimburse the Executive for reasonable expenses incurred by the Executive in the performance of his duties in accordance with the Company’s employment policies in effect from time to time.

6.               Termination of Employment.

(a)        Executive may terminate his employment upon thirty (30) days written notice for any reason.

(b)        The Company may terminate Executive’s employment upon thirty (30) days written notice for any reason or immediately for Cause. For purposes of this Agreement, Cause shall mean any of the following: (i) Executive’s material failure to perform the services required hereunder for a period of at least five (5) days following delivery to Executive of a written notification from the Company’s Board of Directors that Executive has failed in such regard, other than due to a disability or approved leave; (ii) Executive’s conviction of any crime or becoming arrested for an offense that could reasonably expect to damage Executive’s or the Company’s reputation; (iii) Executive’s commission of an act of fraud, dishonesty, misrepresentation or breach of trust to the material detriment of the Company or subsidiary or affiliate thereof; (iv) Executive being suspended or barred by the SEC or FINRA from employment or association with a publicly-traded company; (v) commission of an act of gross negligence or willful misconduct to the material detriment of the Company or subsidiary or affiliate thereof; or (vi) Executive’s material failure to follow the lawful instructions of the Company’s Board of Directors for a period of at least five (5) days following delivery to Executive of a written notification from the Company’s Board of Directors that Executive has failed in such regard, other than due to a disability or approved leave.

(c)        Upon giving notice of termination, the Company shall continue to pay Executive’s Base Salary through the termination date and shall have the discretion to direct Executive to cease performing services or appearing on behalf of the Company through the date of termination.

7.               Restrictive Covenants.

(a)             Covenants Regarding Competitive Protection. The Company and Executive hereby mutually agree that the nature of the Company’s business and Executive’s employment hereunder are based on the Company’s goodwill, public perception, and customer relations. Therefore, in consideration of the acknowledgments set forth in herein and the compensation and benefits to be paid to Executive pursuant to this Agreement, Executive hereby agrees and covenants to each and all of the following:

(b)             Confidentiality. Executive acknowledges and agrees that any knowledge and information of any type whatsoever of a confidential nature relating to the Company’s business, including, without limitation, all types of trade secrets, vendor and customer and client lists and information, employee information, customer and client information provided to the Company, information regarding product development, marketing plans, management organization information, operating policies and manuals, sourcing data, performance results, business plans, financial records, and other financial, commercial, business and technical information (collectively, “Confidential Information”), must be protected as confidential, not copied, disclosed or used at any time, other than for the benefit of the Company. Executive further agrees that at any time during the Term or thereafter, Executive will not divulge to anyone (other than the Company or any person employed or designated by the Company), publish or make use of any Confidential Information without the prior written consent of the Company, except as (and only to the extent) (i) required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency and then only after providing the Company with the reasonable opportunity to prevent such disclosure or to receive confidential treatment for the Confidential Information required to be disclosed, (ii) with respect to any other litigation, arbitration or mediation involving this Agreement, including, but not limited to the enforcement of this Agreement, or (iii) as to Confidential Information that becomes generally known to the public or within the relevant trade or industry other than due to Executive’s violation of this Section 4(a). For the avoidance of doubt, “Confidential Information” does not include (i) general skills, experience or information that is generally available to the public through no fault of Executive’s own, (ii) those things which are solely general skills or general know-how of a person gainfully employed in the Opiod-Fighting Business, (iii) information that can be shown by documentation to have been independently known or developed by Executive prior to the time he first received it from Company, (iv) information that becomes public knowledge without any breach of Executive’s obligations to the Company or other fault of his own, and (v) information that is or becomes lawfully available to Executive from a third party who acquired and disclosed such information without breach of any confidentiality obligations under a written agreement or otherwise. Executive further agrees that following the termination of employment for whatever reason, (1) the Company shall keep all tangible property assigned to Executive or prepared by Executive, and (2) Executive shall not misappropriate or infringe upon the Confidential Information of the Company (including the recreation or reconstruction of Confidential Information from memory). Executive agrees that, the Company shall be entitled to avail itself of the remedies set forth in the Defend Trade Secrets Act of 2016. Notwithstanding that, Executive may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (x) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (y) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Executive may disclose the Company’s trade secrets to an attorney and use the trade secret information in a court proceeding filed by Executive for retaliation by the Company for reporting any suspected violation of law provided that Executive files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

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(c)             Non-Competition. Executive agrees that during the Term and for a period of twelve (12) months following the termination thereof for any reason, Executive shall not, directly or indirectly, in any capacity whatsoever, individually or on behalf of any other person or entity, engage or invest in, own, manage, operate, finance, control, or participate in the ownership (other than the ownership of 2% or less of the issued and outstanding securities of any class of a publicly reporting company), management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend the Executive’s name or any similar name to, lend the Executive’s credit to or render services or advice to, any person or entity engaged or about to become engaged in the Opiod-Fighting Business.

(d)             Non-Solicitation. Executive agrees that: (i) during the Term and for a period of twelve (12) months following the termination thereof for any reason, Executive shall not hire or solicit to hire, or directly or indirectly encourage or induce, whether on Executive’s own behalf or on behalf of any other person (other than the Company), any employee or independent contractor of the Company or any individual who had left the employ of the Company within twelve (12) months of the termination of Executive’s employment with the Company, to leave the employ or engagement of the Company; and (ii) during the Term and for a period of six (6) months following the termination thereof for any reason, Executive shall not induce or attempt to induce, directly or indirectly, any customer, client, supplier, licensee, licensor, franchisee or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any such customer, client, supplier, licensee, franchisee or business relation and the Company (including, without limitation, making any negative statements or communications about the Company).

(e)             Public Comment. Executive, during the Term and at all times thereafter, shall not make any derogatory comment concerning the Company or any of its current or former directors, officers, shareholders or employees, unless Executive (i) is making a disclosure of information required by law or (ii) providing information to, testifying truthfully before, or otherwise assisting in any investigation or proceeding brought by, any governmental regulatory or law enforcement agency or legislative body.

(f)              Blue Penciling. If any of the restrictions on competitive or other activities contained in this Section 7 shall for any reason be held by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, such restrictions shall be construed so as thereafter to be limited or reduced to be enforceable to the extent compatible with the applicable law; it being understood that by the execution of this Agreement, (i) the Parties hereto regard such restrictions as reasonable and compatible with their respective rights, and (ii) Executive acknowledges and agrees that the restrictions will not prevent Executive from obtaining gainful employment subsequent to the termination of his employment. The existence of any claim or cause of action by Executive against the Company shall not constitute a defense to the enforcement by the Company of the foregoing restrictive covenants, but such claim or cause of action shall be determined separately.

(g)             Injunctive Relief. Executive acknowledges and agrees that the covenants and obligations of Executive set forth in this Section 7 relate to special, unique and extraordinary services rendered by Executive to the Company and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that the Company shall be entitled to an injunction, restraining order or other temporary or permanent equitable relief (without the requirement to post bond) restraining Executive from committing any violation of the covenants and obligations contained herein. These injunctive remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity. By execution of this Agreement, Executive accepts, generally and unconditionally, the exclusive jurisdiction of the state and federal courts sitting in the State of Nevada, County of Las Vegas, and any related appellate courts, and irrevocably agrees to be bound by any final judgment (after exhausting all appeals therefrom or after all time periods for such appeals have expired) rendered thereby in connection with this Agreement, and irrevocably waives any objection Executive may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum.

8.               Work for Hire. Executive agrees that all marketing, operating and training ideas, sourcing data, processes and materials, including all inventions, discoveries, improvements, enhancements, written materials and development related to the Opiod-Fighting Business (“Proprietary Materials”) to which Executive may have access or that Executive may develop or conceive while employed by the Company shall be considered works made for hire for the Company and prepared within the scope of employment and shall belong exclusively to the Company. Any Proprietary Materials developed by Executive that, under applicable law, may not be considered works made for hire, are hereby assigned to the Company without the need for any further consideration, and Executive agrees to take such further action, including executing such instruments and documents as the Company may reasonably request, to evidence such assignment.

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9.               Cooperation. During the Term and at any time thereafter, Executive agrees to reasonably cooperate (a) with the Company in the defense of any legal matter involving any matter that arose during Executive’s employment with the Company, and (b) with the Company in connection with all governmental authorities on matters pertaining to any investigation, litigation or administrative proceeding pertaining to the Company. Following termination of employment, the Company will reimburse Executive for any reasonable travel and out-of-pocket expenses incurred by Executive in providing such cooperation.

10.            Indemnification. The Company shall, to the fullest extent permitted or authorized by law, indemnify, defend and hold Executive harmless from any and all demands, claims, lawsuits and legal proceedings (whether civil, criminal, administrative or investigative (a “Proceeding”)) brought against or threatened to be brought against or related to Executive (including, without limitation, as a party or witness) in his individual capacity or in his official capacity as an agent and employee of the Company by reason of the fact that Executive is or was a director, officer or agent of the Company, provided that the claim arose while Executive was acting within the scope of employment. Executive shall be obligated to reimburse the Company for any expenses incurred or paid by the Company if it is determined that Executive is not entitled to be indemnified or have any defenses costs or fees paid by the Company. The Company shall have the right to select counsel to defend and to settle any claim subject to this provision. This Section 10 shall cover any Proceedings whether now pending or hereafter commenced and shall be retroactive to cover acts or omissions or alleged acts or omissions relating to the Company or any of its affiliates that take place during Executive’s tenure with the Company.

11.            Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Nevada, without regard to the principles thereof relating to the conflict of laws.

12.            Consent to Arbitration. The Company and Executive hereby consent to resolve all claims arising out of this Agreement or the Parties’ employment relationship through binding and confidential arbitration.

(a)             This Agreement shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq., and evidences a transaction involving commerce. This Agreement applies to any dispute arising out of or related to Executive’s employment with Company or termination of employment. Nothing contained in this Agreement shall be construed to prevent or excuse Executive from using the Company’s existing internal procedures for resolution of complaints, and this Agreement is not intended to be a substitute for the use of such procedures. Except as it otherwise provides, this Agreement is intended to apply to the resolution of disputes that otherwise would be resolved in a court of law, and therefore this Agreement requires all such disputes to be resolved only by an arbitrator through final and binding arbitration and not by way of court or jury trial. Executive expressly waives any right to a trial by jury of claims that would otherwise be so triable and any right to seek or recover punitive damages. Such disputes include without limitation disputes arising out of or relating to interpretation or application of this Agreement, including the enforceability, revocability or validity of the Agreement or any portion of the Agreement. The Agreement also applies, without limitation, to disputes regarding the employment relationship, trade secrets, unfair competition, compensation, breaks and rest periods, termination, or harassment and claims arising under the Uniform Trade Secrets Act, Civil Rights Act of 1964, Americans With Disabilities Act, Age Discrimination in Employment Act, Family Medical Leave Act, Fair Labor Standards Act, Executive Retirement Income Security Act, and state statutes, if any, addressing the same or similar subject matters, and all other state statutory and common law claims (excluding workers compensation, state disability insurance and unemployment insurance claims). Claims may be brought before an administrative agency but only to the extent applicable law permits access to such an agency notwithstanding the existence of an agreement to arbitrate. Such administrative claims include without limitation claims or charges brought before the Equal Employment Opportunity Commission (www.eeoc.gov), the U.S. Department of Labor (www.do1.gov), the National Labor Relations Board (www.nlrb.gov), the Office of Federal Contract Compliance Programs (www.do1.gov/esa/ofccp). Nothing in this Agreement shall be deemed to preclude or excuse a Party from bringing an administrative claim before any agency in order to fulfill the Party’s obligation to exhaust administrative remedies before making a claim in arbitration. Disputes that may not be subject to pre-dispute arbitration agreement as provided by the Dodd-Frank Wall Street Reform and Consumer Protection Act (Public Law 111-203) are excluded from the coverage of this Agreement.

(b)             The Arbitrator shall be selected by mutual agreement of the Company and Executive from a roster of potential arbitrators affiliated with the American Arbitration Association (“AAA”) or JAMS Endispute (“JAMS”). If for any reason the Parties cannot agree to an Arbitrator, either Party may apply to the AAA or JAMS for appointment of a neutral Arbitrator. The AAA or JAMS shall then appoint an Arbitrator, who shall act under this Agreement with the same force and effect as if the Parties had selected the Arbitrator by mutual agreement. The location of the arbitration proceeding shall be in Las Vegas, Nevada.

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(c)             A demand for arbitration must be in writing and delivered pursuant to the notice provisions hereof.

(d)             In arbitration, the Parties will have the right to conduct adequate civil discovery, bring dispositive motions, and present witnesses and evidence as needed to present their claims and defenses, and any disputes in this regard shall be resolved by the Arbitrator. However, there will be no right or authority for any dispute to be brought, heard or arbitrated as a class, collective or representative action or as a class member in any purported class, collective action or representative proceeding (“Class Action Waiver”). Notwithstanding any other clause contained in this Agreement, the preceding sentence shall not be severable from this Agreement in any case in which the dispute to be arbitrated is brought as a class, collective or representative action. Although Executive will not be retaliated against, disciplined or threatened with discipline as a result of Executive’s exercising his rights under Section 7 of the National Labor Relations Act by the filing of or participation in a class, collective or representative action in any forum, the Company may lawfully seek enforcement of this Agreement and the Class Action Waiver under the Federal Arbitration Act and seek dismissal of such class, collective or representative actions or claims. Notwithstanding any other clause contained in this Agreement, any claim that all or part of the Class Action Waiver is unenforceable, unconscionable, void or voidable may be determined only by a court of competent jurisdiction and not by an arbitrator.

(e)             In arbitration, each Party will pay the fees for his, her or its own attorneys, subject to any remedies to which that Party may later be entitled under applicable law. However, in all cases where required by law, the Company will pay the Arbitrator’s and arbitration fees. If under applicable law the Company is not required to pay all of the Arbitrator’s and/or arbitration fees, such fee(s) will be apportioned between the Parties by the Arbitrator in accordance with applicable law.

(f)              Within thirty (30) days of the close of the arbitration hearing, any Party will have the right to prepare, serve on the other Party and file with the Arbitrator a brief. The Arbitrator may award any Party any remedy to which that Party is entitled under applicable law, but such remedies shall be limited to those that would be available to a Party in a court of law for the claims presented to and decided by the Arbitrator. The Arbitrator will issue a decision or award in writing, stating the essential findings of fact and conclusions of law. Except as may be permitted or required by law, neither a Party nor an Arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all Parties. A court of competent jurisdiction shall have the authority to enter a judgment upon the award made pursuant to the arbitration.

(g)             Injunctive Relief: A Party may apply to a court of competent jurisdiction for temporary or preliminary injunctive relief in connection with an arbitrable controversy, but only upon the ground that the award to which that Party may be entitled may be rendered ineffectual without such provisional relief.

(h)             This Section 12 contains the full and complete agreement relating to the formal resolution of employment-related disputes. In the event any portion of this section is deemed unenforceable and except as set forth in subsection (d) hereof, the remainder of this Agreement will be enforceable.

13.            Miscellaneous.

(a)             Assignment and Successors. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective heirs, legatees, executors, administrators, legal representatives, successors and assigns. Notwithstanding anything in the foregoing to the contrary, Executive may not assign any of his rights or obligations under this Agreement without first obtaining the written consent of the Company. The Company may assign this Agreement in connection with a sale of all or substantially all of its business and/or assets (whether direct or indirect, by purchase, merger, consolidation or otherwise) and will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. “Company” means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.

(b)             Notices. Any notices to be given hereunder shall be in writing and delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid as follows:

If to Executive, addressed to Executive at the address then shown in the Company’s employment records, with a copy to:

Jessica T. Rosenberg

Kasowitz Benson Torres LLP

1633 Broadway

New York, New York, 10019

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If to the Company at:

Appliance Recycling Centers of America Inc. (or such name as is then in effect)

325 East Warm Springs Road

Suite 102

Las Vegas, NV 89119

Attention: Chairman of the Board of Directors

With a copy to:

Windels Marx Lane & Mittendorf, LLP

156 West 56th Street

New York, New York 10019

Attention: Scott R. Matthews, Esq.

Any Party may change the address to which notices are to be sent by giving notice of such change of address to the other Party in the manner provided above for giving notice.

(c)             Severability. The invalidity of any one or more provisions of this Agreement or any part thereof shall not affect the validity of any other provision of this Agreement or part thereof; and in the event that one or more provisions contained herein shall be held to be invalid, the Agreement shall be reformed to make such provisions enforceable.

(d)             Waiver. The Company, in its sole discretion, may waive any of the requirements imposed on Executive by this Agreement. The Company, however, reserves the right to deny any similar waiver in the future. Each such waiver must be express and in writing and there will be no waiver by conduct. Pursuit by the Company of any available remedy, either in law or equity, or any action of any kind, does not constitute waiver of any other remedy or action. Such remedies and actions are cumulative and not exclusive. The failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right either Party may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(e)             Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(f)              Withholding. Any payments provided for hereunder shall be reduced by any amounts required to be withheld by the Company, and any benefits provided hereunder shall be subject to taxation if and to the extent provided, from time to time under applicable Federal, State or local employment or income tax laws or similar statutes or other provisions of law then in effect.

(g)             Section 409A of the Code. The provisions of this Agreement and any payments made herein are intended to comply with, and should be interpreted consistent with, the requirements of Section 409A of the Code, and any related regulations or other effective guidance promulgated thereunder (collectively, “Section 409A”). The time or schedule of a payment to which Executive is entitled under this Agreement may be accelerated at any time that this Agreement fails to meet the requirements of Section 409A and any such payment will be limited to the amount required to be included in Executive’s income as a result of the failure to comply with Section 409A.

(h)             Waiver of Jury Trial. The Company and Executive hereby waive, as against the other, trial by jury in any judicial proceeding to which they are both Parties involving, directly or indirectly, any matter in any way arising out of, related to or connected with this Agreement.

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(i)              Electronic Execution and Delivery. A reproduction of this Agreement may be executed by one or more Parties hereto, and an executed copy of this Agreement may be delivered by one or more Parties hereto by electronic transmission pursuant to which the signature of or on behalf of such Party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any Party hereto, all Parties hereto agree to execute an original of this Agreement as well as any electronic or other reproduction hereof.

(j)              Survival of Obligations. The obligations of the Company and Executive under this Agreement which by their nature may require either partial or total performance after the expiration of the Term shall survive such expiration.

(k)             Entire Agreement. This Agreement contains the entire understanding, and cancels and supersedes all prior agreements, including, without limitation, any offer of employment, agreement in principle or oral statement, letter of intent, statement of understanding or guidelines of the Parties hereto with respect to the subject matter hereof, including the Term Sheet. This Agreement may be amended, supplemented or otherwise modified only by a written document executed by each of the Parties hereto or their respective successors or assigns.

(l)              Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(m)           Representations. Executive hereby represents and warrants to the Company that the execution and delivery of this Agreement, and the performance of his obligations hereunder, are not in violation of, and do not and will not conflict with or constitute a default under, any of the terms and provisions of any agreement or instrument to which Executive is subject; and that this Agreement has been duly executed and delivered by Executive and is a valid and binding obligation in accordance with its terms. It is important that Executive completely understands the terms and conditions in this Agreement. Executive expressly acknowledges and represents that: (i) Executive is competent to execute this Agreement; (ii) the Company has advised Executive to consult with an attorney before signing this Agreement; and (iii) Executive is executing this Agreement voluntarily.

(n)             Eligibility to Work. In compliance with the Immigration Reform and Control Act of 1986, Executive must provide proof of eligibility to work in the United States by completing a Form I-9.  As part of the verification process, Executive may present a document or a combination of documents to demonstrate his identity and work authorization. The Form I-9 and instructions, including the lists of acceptable documents will be provided to Executive, and must be completed no later than close of business of his first day of employment with the Company.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, this Agreement is executed as of the Effective Date set forth above.

APPLIANCE RECYCLING CENTERS	ERIC BOLLING
OF AMERICA INC.

Signature: /s/ Tony Isaac	Signature: /s/ Eric Bolling
By (printed): Tony Isaac
Title: CEO

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